Exhibit 10.6

ISPIRE TECHNOLOGY INC.
19700 Magellan Drive
Los Angeles, CA 90502

September 29, 2023

Brent Cox

Re:	Independent Director Agreement

Dear Mr. Cox:

Ispire Technology Inc., a Delaware corporation (the “Company”), is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”). We believe that your experience qualifies you to be an independent director of the Company, and we look forward to your future success in this role.

This letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Agreement shall have an initial term of one year, beginning on the effective date of April 3, 2023 (the “Appointment Date”) and continuing until the Company’s annual meeting of stockholders in 2024. Your position as a director shall be up for re-election each year at the Company’s annual meeting. You understand that the Company’s Nominating and Corporate Governance Committee has the authority and responsibility to make recommendations for the Board of Director’s nominees for director, and nothing in this Agreement shall be construed as a commitment to include you as such a nominee. If you are reelected as a director, this Agreement shall continue in full force and effect as long as you serve as a director. You have executed a consent to serve as a director, and the consent has been filed as an exhibit to the Registration Statement.

2. Services. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder including the Company’s Code of Ethics and Insider Trading Policy. You shall serve on such committee or committees of the board of directors to which you shall be appointed for no additional compensation. You are expected to attend all meetings of the Board and each committee of which you are a member which may be called from time to time either in-person, or by telephone conference or other communications equipment by which all persons participating in the meeting can hear each other, The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You represent that you do not presently perform and you agree that you will not perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company. You agree that, in performance of your services for other persons, you will comply with your non-disclosure covenant in Section 6 of this Agreement and that, in performing your Duties, you will not violate any non-disclosure covenant that you have with any other person. You represent that you are not a party to any agreement which impairs your ability to perform the Duties.

4. Compensation. As compensation for your services pursuant to this Agreement, the Company shall pay you the cash compensation and stock grants set forth in Sections 4.1 and 4.2. The Company’s compensation obligations in this Agreement shall at all times be subject to the Company’s Independent Director Compensation Policy (the “Policy”). In the event the terms of this Agreement and the Policy conflict, the Policy’s terms shall be deemed controlling and operative. All cash fees and stock grants services subsequent to the first year of this Agreement, are subject to approval and/or change as deemed appropriate by the Compensation Committee of the Board.

4.1. Annual Cash Retainer. Commencing on the Appointment Date you shall receive cash compensation of $48,000 annually (the “Retainer”). If you serve as Chair of the Board’s Audit Committee, you shall receive an additional cash retainer of $12,000 annually for such service. The Retainer will be paid in four (4) equal quarterly payments at the end of each calendar quarter in arrears. The quarterly payment will be pro-rated if you are first appointed during the calendar quarter or ceases to serve on the Board or a committee during the calendar quarter, with the payment pro-rated based on the number of actual days served by you during such calendar quarter.

4.2 Equity Awards. Each calendar quarter, you will be granted fully vested shares of the Company’s Common Stock equal in value to such Outside Director’s Retainer for the calendar quarter (i.e. $12,000). The number of fully vested shares granted shall be equal to: (A) your Retainer for such calendar quarter, divided by (B) the volume-weighted average price, generally known as VWAP, of the Company’s Common Stock on the principal trading market on which the Common Stock trades during each trading day of the preceding calendar quarter, rounded down to the nearest whole share. To be eligible for a quarterly share grant described in this Section 4.2, you must be serving as a Director on the last day of the calendar quarter. If you cease to serve on the Board during the calendar quarter, the Company will not make a quarterly share grant as described in this Section. The shares issuable pursuant to this Section 4.2 shall be restricted securities, as defined in Rule 144 of the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, unless the shares are issued pursuant to a registration statement on Form S-8; provided, that as long as you are a director of the Company and for three months thereafter (or such longer period as you may be an affiliate of the Company), the sale of the shares will be made either pursuant to Rule 144 or pursuant to a reoffer prospectus forming part of a registration statement on Form S-8. The shares shall be issued pursuant to the Company’s 2022 Equity Incentive Plan or any other equity incentive plan which is approved by the Company’s stockholders. The Company may defer the issuance of the shares due on the Appointment Date until the Company files a registration statement on Form S-8, provided, however, that such shares shall be deemed to have been earned and vested as of the Appointment Date.

4.3 Reimbursement of Expenses. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person) in accordance with the Company’s expense reimbursement policies in effect from time to time.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you.

6. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1. Definition. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged or confidential information of third parties which the Company is required by contract or by law to treat as confidential; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements and the substance of any discussions at or in connection with, or memoranda or other documentation provided in connection with, meetings of the Board of Directors or any Committee thereof and any information and material provided to you by counsel for the Company in your capacity as a director or Committee member.

6.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information you receive from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented by you.

6.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation, as provided in Section 7 herein.

6.4. Non-Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of the performance of your Duties, and that the provisions of this Section 6.4 shall survive termination of this Agreement.

7. Termination and Resignation. Your membership on the Company’s Board may be terminated by the Company, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, and you may resign as a director for any or no reason. Upon the effective date of the termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation or stock grants which becomes payable or issuable prior to the date of termination or resignation and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or resignation.

8. Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period. Except as may be expressly authorized by the Board of Directors, you shall have no authority to execute agreements on behalf of the Company.

9. Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of Delaware applicable to agreements made and to be performed wholly within such state without reference to principles of conflicts of laws; provided, however, that your duties as a director of the Company shall be governed by the Delaware General Corporation Law. The parties hereby consent to the jurisdiction of the federal or state courts sitting in the State of Delaware for any action or proceeding arising out of or relating to this Agreement, which courts shall be the exclusive forum for any action relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum. TO THE MAXIMUM EXTENT PEMITTED BY LAW, EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY.

10. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto in the case of an amendment and by the party granting the waiver in the case of a waiver. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of a party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ISPIRE TECHNOLOGY INC.

By:	/s/ Michael Wang
Name:	Michael Wang
Title:	Co-Chief Executive Officer

Agreed to and accepted this 29th day of September, 2023:

/s/ Brent Cox
Brent Cox

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